EXHIBIT 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000    Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release

Sensytech, Inc. Delivers Record Breaking Q2 Results

NEWINGTON, VA, May 14, 2003 / Business Wire / — Sensytech, Inc. (NASDAQ: STST), today announced record breaking revenues and earnings for its second quarter ended March 31, 2003.

Revenues for the three months ended March 31, 2003 increased $5,784,000 or 81.8% to $12,853,000 compared to $7,069,000 for the prior year quarter. Revenue for the six months ended March 31, 2003 increased $13,098,000 or 114.1% to $24,576,000, compared to $11,478,000 for the prior year period.

Net income for the three months ended March 31, 2003 was $1,087,000, or $0.16 per diluted share, an increase of 111.5% compared to $514,000 or $0.12 per diluted share for the prior year quarter. For the six months ended March 31, 2003 net income increased to $1,891,000, or $0.32 per diluted share, an increase of 104.0% compared to the prior year period of $927,000, or $.22 per diluted share.

“We are pleased with our revenue growth for the quarter of 81.8%. This growth is attributable to the marketing efforts in all three business segments. Demand for our products and engineered solutions continues to be high from existing domestic customers and continues to gain exposure with new international customers. Our earnings are in line with our expectations given the mix of contracts currently being delivered,” noted S. Kent Rockwell, CEO of Sensytech.

Mr. Rockwell further stated, “We anticipated a quick and decisive conclusion to the armed conflict in Iraq. Now that the war has essentially come to conclusion, we expect a more orderly flow of newly funded business from government offices where order processing has been interrupted by other priorities. Our book to bill ratio in the trailing twelve months was 1.18 which favors an increasing flow of revenues. We anticipate holding or increasing this rate.”

Financial Highlights

■	Revenue for the second quarter increased 81.8% over the prior year quarter to $12,853,000

■	Revenue for the six month period increased 114.1% over the prior year period to $24,576,000

■	Net Income for the second quarter of $1,087,000, or $0.16 per diluted share, up $0.04 per diluted share, from the prior year quarter

■	Net Income for the six months period of $1,891,000, or $0.32 per diluted share, up $0.10 per diluted share, from the prior year period

About SenSyTech Inc.

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active electronic warfare (EW) systems, airborne imaging systems, communications reconnaissance systems, shipboard support systems, and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

SENSYTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2003	September 30, 2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,368,000	$700,000
Accounts receivable, net of allowance for doubtful accounts of $200,000	10,924,000	8,880,000
Unbilled contract costs, net	7,834,000	8,820,000
Inventories	2,732,000	3,168,000
Deferred income taxes	377,000	411,000
Other current assets	263,000	272,000

TOTAL CURRENT ASSETS	36,498,000	22,251,000

PROPERTY AND EQUIPMENT	2,740,000	2,608,000

OTHER ASSETS
Deferred income taxes	260,000	260,000
Intangibles, net	250,000	400,000
Other assets	70,000	333,000

TOTAL ASSETS	$39,818,000	$25,852,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	—	2,900,000
Accounts payable	2,314,000	2,916,000
Accrued salaries, benefits, and related expenses	1,969,000	2,093,000
Other accrued expenses	1,086,000	438,000
Billings in excess of costs	1,159,000	2,342,000
Income taxes payable	62,000	497,000

TOTAL CURRENT LIABILITIES	6,590,000	11,186,000

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common Stock, $.01 par value; 25,000,000 shares authorized; 6,571,623 and 4,239,223 shares issued at March 31, 2003 and September 30, 2002	66,000	42,000
Additional paid-in capital	24,628,000	7,972,000
Treasury stock at cost, 126,245 shares at March 31, 2003 and 125,245 shares at September 30, 2002	(534,000)	(525,000)
Retained earnings	9,068,000	7,177,000

TOTAL STOCKHOLDERS’ EQUITY	33,228,000	14,666,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,818,000	$25,852,000

SENSYTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

REVENUES
Contract revenues	$12,853,000	$7,069,000	$24,576,000	$11,478,000

COSTS AND EXPENSES
Cost of revenues	9,488,000	5,176,000	18,739,000	8,198,000
General and administrative expenses	1,559,000	1,062,000	2,622,000	1,805,000

Total cost and expenses	11,047,000	6,238,000	21,361,000	10,003,000

INCOME FROM OPERATIONS	1,806,000	831,000	3,215,000	1,475,000

OTHER INCOME (EXPENSES)
Interest income	38,000	11,000	43,000	31,000
Interest expense	(3,000)	—	(48,000)	(2,000)
Other income	3,000	30,000	7,000	67,000
Other expenses	—	—	(10,000)	(11,000)

INCOME BEFORE INCOME TAXES	1,844,000	872,000	3,207,000	1,560,000

INCOME TAX PROVISION	(757,000)	(358,000)	(1,316,000)	(633,000)

NET INCOME	$1,087,000	$514,000	$1,891,000	$927,000

PER SHARE AMOUNT
Basic earnings per share	$0.17	$0.13	$0.33	$0.23
Diluted earnings per share	$0.16	$0.12	$0.32	$0.22

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, Chief Financial Officer
don.fultz@sensytech.com
URL: www.sensytech.com

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